Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.13

FORM OF

TAX RECEIVABLE AGREEMENT

between

LEGENCE CORP.

and

THE PERSONS NAMED HEREIN

Dated as of     , 2025

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Annex A	Blocker Entities
Exhibit A	Form of Joinder to the Tax Receivable Agreement

- i -

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.13

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of      , 2025, and is between Legence Corp., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”) and each of the TRA Parties that are from time to time a party hereto.

RECITALS

WHEREAS, prior to the IPO, the Reorganization TRA Party (or its respective transferors) indirectly held limited liability company interests in Legence Holdings LLC, a Delaware limited liability company (“OpCo”, and such interests, the “Units”), through the Blocker Entities;

WHEREAS, after the IPO, the Corporate Taxpayer will be the managing member of OpCo, and holds or will hold, directly and/or indirectly, Units;

WHEREAS, the Corporate Taxpayer and each of the Blocker Entities is or was (at all relevant times) classified as a corporation for U.S. federal income Tax purposes;

WHEREAS, OpCo is classified as a partnership for U.S. federal income Tax purposes;

WHEREAS, as a result of certain reorganization transactions undertaken in connection with the IPO as more fully described in the Master Reorganization Agreement, all the shares of the Blocker Entities, certain Units held by the Blackstone General Partners and certain members of management in connection with the Blocker Entities and certain Units held by the Exchange TRA Party (or its respective transferors) were contributed indirectly to the Corporate Taxpayer by the Reorganization TRA Party and the Exchange TRA Party (or their respective transferors), and the Corporate Taxpayer indirectly acquired the Units held through such Blocker Entities, the Units held by the Blackstone General Partners and certain members of management in connection with the Blocker Entities and a portion of the Units held by the Exchange TRA Party (or its respective transferors) (the “Reorganization”);

WHEREAS, as a result of the Reorganization, the Corporate Taxpayer may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the (i) Pre-IPO Covered Tax Assets and (ii) Reorganization Transferred Basis;

WHEREAS, in connection with the IPO, the Corporate Taxpayer will (directly or indirectly) acquire IPO Units for a contribution of cash to OpCo not treated as part of a disguised sale under Section 707(a) of the Code (except, to the extent required by applicable law, with respect to the Synthetic Secondary) (the “IPO Exchange”);

WHEREAS, as a result of the IPO Exchange, the Corporate Taxpayer will be entitled to utilize (or otherwise be entitled to the benefits arising out of) the IPO Basis;

WHEREAS, as of the date hereof, the Exchange TRA Party directly holds Units in OpCo;

WHEREAS, the Units held by the Exchange TRA Party may be exchanged or otherwise disposed of for Class A common stock (the “Class A Shares”) of the Corporate Taxpayer or cash consideration, in accordance with and subject to the provisions of the LLC Agreement and Exchange Agreement (each, an “Exchange”);

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

WHEREAS, as a result any such Exchanges, the Corporate Taxpayer may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the (i) Exchange Covered Tax Assets and (ii) the Exchange Basis; and

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporate Taxpayer may be affected by the (i) Pre-IPO Covered Tax Assets, (ii) Reorganization Transferred Basis, (iii) IPO Basis, (iv) Exchange Basis, (v) Exchange Covered Tax Assets and (vi) Imputed Interest (collectively, the “Tax Attributes”), and the parties to this Agreement desire to make certain arrangements with respect to the effects of the Tax Attributes.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Units” means the Units acquired directly or indirectly (including Units held by the Blocker Entities) by the Corporate Taxpayer in the Reorganization.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state, local and foreign income Taxes of (a) the Corporate Taxpayer and (b) without duplication, the portion of any liability for U.S. federal, state, local and foreign income Taxes imposed directly on OpCo (and OpCo’s Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code or otherwise pursuant to the LLC Agreement; provided that the actual liability for Taxes described in clauses (a) and (b) shall be calculated by assuming (i) that any Subsequently Acquired TRA Attributes do not exist, (ii) solely for purposes of calculating the state and local Actual Tax Liability of the Corporate Taxpayer, that the applicable Tax rate is the Assumed State and Local Tax Rate and (iii) solely for purposes of calculating the Corporate Taxpayer’s U.S. federal Actual Tax Liability, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income Tax purposes.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the Preamble.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Amended Schedule” is defined in Section 2.3(b).

“Assumed State and Local Tax Rate” means the Tax rate equal to the sum of the product of (a) the Corporate Taxpayer’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the Corporate Taxpayer or OpCo (or any of their Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state and local Tax purposes) files income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Corporate Taxpayer, OpCo or their applicable Subsidiaries file income or franchise Tax Returns for each such relevant Taxable Year; provided that, solely in respect of the Corporate Taxpayer, to the extent, for any Taxable Year, that state and local income and franchise Taxes are deductible for U.S. federal income Tax purposes by the Corporate Taxpayer (including any member thereof) for U.S. federal income Tax purposes, the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (i) the Corporate Taxpayer’s marginal U.S. federal income Tax rate for the relevant Taxable Year and (ii) the Assumed State and Local Tax Rate without regard to this proviso).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to the Reorganization TRA Party or the Exchange TRA Party, as the case may be, determined under the following principles:

(i)	any Pre-IPO Covered Tax Asset is Attributable to the Reorganization TRA Party;

(ii)

any Reorganization Transferred Basis shall be determined separately with respect to each of the Reorganization TRA Party and the Exchange TRA Party and is Attributable to the Reorganization TRA Party and the Exchange TRA Party, as applicable, proportionately based on the share of Previously Taxed Capital attributable to the Reference Assets associated with the Acquired Units that were acquired as a result of the participation in the Reorganization by the Blockers Entities or direct or indirect owners of the Reorganization TRA Party or the Exchange TRA Party (or their respective transferors), as applicable;

(iii)

any IPO Basis shall be determined separately with respect to each of the Reorganization TRA Party and the Exchange TRA Party and is Attributable to the Reorganization TRA Party and the Exchange TRA Party, as applicable, in an amount equal to the product of the total IPO Basis and the IPO Basis Percentage of the Reorganization TRA Party or the Exchange TRA Party, as applicable;

(iv)	any Exchange Basis is Attributable to the Exchange TRA Party based on the share of Previously Taxed Capital attributable to Reference Assets associated with the Units transferred upon an Exchange;

(v)	any Exchange Covered Asset is Attributable to the Exchange TRA Party; and

(vi)

any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Attribute Schedule” is defined in Section 2.1.

“Basis Adjustment” means the adjustment to the Tax basis of, or the Corporate Taxpayer’s share of the Tax basis of, a Reference Asset (a) under Sections 732, 734(b), 707(a), 737 and 1012 of the Code and any comparable sections of U.S. state and local Tax law (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or (b) under Sections 734(b), 743(b) and 754 of the Code and any comparable sections of U.S. state and local Tax law (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes), in each case, as a result of any Exchange and any payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units (i) shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred and (ii) shall not include the portion of any Tax Benefit Payment representing Imputed Interest. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blackstone General Partners” means Blackstone Energy Management Associates III (Lux) S.à.r.l. and Blackstone Management Associates VIII L.P.

“Blocker Entities” means the entities listed on Annex A.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are authorized or required by applicable law to be closed in New York, New York.

“Change of Control” means the occurrence of any of the following events or series of events after the IPO Date: (a) any Person (other than a Permitted Investor) or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (i) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (ii) a group of Persons in which one or more Permitted Investors or Affiliates of Permitted Investors directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; (b) the following individuals cease for

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b); (c) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (d) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(i) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any other member of the U.S. federal income Tax consolidated group including the Corporate Taxpayer.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Covered Person” is defined in Section 7.15(a).

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local or foreign Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.8(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5% or (ii) SOFR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2.

“Exchange” is defined in the Recitals.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, between the Corporate Taxpayer, OpCo and the holders of Units from time to time party thereto, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Exchange Basis” means the Tax basis of the Reference Assets that are depreciable under Section 167 of the Code, amortizable under Section 197 of the Code or that are otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes relating to the Previously Taxed Capital associated with the Units transferred upon an Exchange, determined as of the time of the Exchange; provided, that, in order to avoid double counting, any Tax basis included in the IPO Basis Attributable to Exchanging Holders shall be excluded from the determination of the Exchange Basis.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Exchange Covered Tax Assets” means, with respect to an Exchange TRA Party, Basis Adjustments.

“Exchange Date” means the date of any Exchange.

“Exchange TRA Party” means Legence Parent LLC and its successors and assigns.

“Expert” is defined in Section 7.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal, state, local and foreign income Taxes of (a) the Corporate Taxpayer and (b) without duplication, the portion of any liability for U.S. federal, state, local and foreign income Taxes imposed on OpCo (and OpCo’s Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code or otherwise pursuant to the LLC Agreement, in each case, using the same methods, elections, conventions, and practices used on the relevant Corporate Taxpayer Return but calculated (i) (A) without taking into account the Pre-IPO Covered Tax Assets and Exchange Covered Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any Tax item attributable to the Pre-IPO Covered Tax Assets and Exchange Covered Tax Assets), (B) using the Non-Reorganization Transferred Basis as reflected on the Attribute Schedule including amendments thereto for the Taxable Year, (C) using the Non-IPO Basis as reflected on the Attribute Schedule including amendments thereto for the Taxable Year, (D) using the Non-Exchange Basis as reflected on the Attribute Schedule including amendments thereto for the Taxable Year and (E) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year and (ii) by assuming (x) that any Subsequently Acquired TRA Attributes do not exist, (y) solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporate Taxpayer, that the applicable Tax rate is the Assumed State and Local Tax Rate and (z) solely for purposes of calculating the Corporate Taxpayer’s U.S. federal Hypothetical Tax Liability, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income Tax purposes.

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b).

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.

“IPO Basis” means the Tax basis of the Reference Assets that are depreciable under Section 167 of the Code, amortizable under Section 197 of the Code or that are otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes to the extent allocable to the Corporate Taxpayer (for the avoidance of doubt, including as a result of Section 704(c) of the Code) as a result of the acquisition of IPO Units.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“IPO Basis Percentage” means, in respect of a TRA Party, the percentage, the numerator of which is the number of Units held directly or indirectly by such TRA Party (or its respective transferors) immediately prior to the Reorganization and the denominator of which is the total Units outstanding immediately prior to the Reorganization.

“IPO Date” means the closing date of the IPO.

“IPO Units” means the Units acquired by the Corporate Taxpayer with the net proceeds from the IPO (excluding any Units acquired in an Exchange).

“IRS” means the U.S. Internal Revenue Service.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Master Reorganization Agreement” means the Master Reorganization Agreement, dated on or about the date hereof, by and among the Corporate Taxpayer, OpCo and certain other parties thereto.

“Net Tax Benefit” is defined in Section 3.1(b).

“Non-Exchange Basis” means, with respect to any Reference Asset at the time of an Exchange that is depreciable under Section 167 of the Code, amortizable under Section 197 of the Code or that is otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes, the Tax basis that such Reference Asset would have had if the Exchange Basis at the time of the Exchange was equal to zero.

“Non-IPO Basis” means, with respect to any Reference Asset at the time of the IPO Exchange that is depreciable under Section 167 of the Code, amortizable under Section 197 of the Code or that is otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes, the Tax basis that such Reference Asset would have had if the IPO Basis of such Reference Asset at the time of the IPO was equal to zero.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Non-Reorganization Transferred Basis” means, with respect to any Reference Asset at the time of the Reorganization that is depreciable under Section 167 of the Code, amortizable under Section 197 of the Code or that is otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes, the Tax basis that such Reference Asset would have had if the Reorganization Transferred Basis at the time of the Reorganization was equal to zero.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at the time of any Exchange, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.3(a).

“OpCo” is defined in the Recitals.

“Permitted Investors” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of Blackstone Inc., or any of their respective successors.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member) or distribution in respect of one or more Units (a) that occurs prior to an Exchange of such Units, and (b) to which Section 734(b) or 743(b) of the Code applies.

“Pre-IPO Covered Tax Assets” means, with respect to the Reorganization TRA Party, any net operating loss carryforwards, disallowed interest expense carryforwards under Section 163(j) of the Code, or Tax credit carryforwards, in each case relating to Taxable periods ending on or prior to the IPO Date, attributable to the Blocker Entity previously owned by the Reorganization TRA Party (or its respective transferors) that are available to offset income or gain of the Corporate Taxpayer in periods (or portions thereof) beginning after the IPO Date.

“Previously Taxed Capital” has the meaning set forth in Treasury Regulations Section 1.743-1(d).

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Reconciliation Dispute” is defined in Section 7.9.

“Reconciliation Procedures” is defined in Section 2.3(a).

“Reference Asset” means any tangible or intangible asset that is held by OpCo or any of its successors or assigns, and any asset held by any entities in which OpCo owns a direct or indirect equity interest that are treated as a partnership or disregarded entity (but only to the extent such entities are held through other entities that are treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization” is defined in the Recitals.

“Reorganization TRA Party” means Legence Investment LLC and its successors and assigns.

“Reorganization Transferred Basis” means the Tax basis of the Reference Assets that are depreciable under Section 167 of the Code, amortizable under Section 197 of the Code or that are otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes relating to the Previously Taxed Capital associated with the Acquired Units, in each case, determined at the time of the Reorganization (including for this purpose, without duplication, any adjustments under Section 743(b) of the Code); provided, that, in order to avoid double counting, any Tax basis included in the IPO Basis Attributable to the Reorganization TRA Party shall be excluded from the determination of the Reorganization Transferred Basis.

“Schedule” means any of the following: (a) an Attribute Schedule; (b) a Tax Benefit Schedule; or (c) the Early Termination Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator of the secured overnight financing rate), on the Federal Reserve Bank of New York’s website at http://www.newyorkfed.org or any successor source.

“Subsequently Acquired TRA Attributes” means, except as otherwise determined by the Board (with the approval of the TRA Party Representative), any net operating losses, Tax basis or other Tax attributes to which any of the Corporate Taxpayer, OpCo or any entity in which they hold a direct or indirect equity interest become entitled as a result of a transaction (other than any Exchanges undertaken by an Exchange TRA Party) after the IPO Date, to the extent such net operating losses, Tax basis and other Tax attributes are subject to a tax receivable agreement (or comparable agreement) entered into after the date hereof by the Corporate Taxpayer or any of its Controlled Affiliates pursuant to which any member forming part of the Corporate Taxpayer is obligated to pay over amounts with respect to Tax benefits resulting from such net operating losses, Tax basis or other Tax attributes.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Synthetic Secondary” means the acquisition of IPO Units pursuant to the exercise of the underwriter’s option to purchase additional Class A Shares, which OpCo will use the proceeds of to redeem Units from the Exchange TRA Party.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.2(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a Taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable sections of U.S. state or local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state, local and foreign Taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including, for the avoidance of doubt, any corporate alternative minimum Tax, any UTPR Taxes and any franchise Taxes imposed in lieu of an income Tax), and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing authority or any other authority exercising Tax regulatory authority.

“TRA Parties” means the Exchange TRA Party and the Reorganization TRA Party.

“TRA Party Representative” means, initially, BX Refficiency Aggregator LP, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder. If at any time more than one TRA Party has been determined to serve as TRA Party Representative, references to TRA Party Representative herein shall apply to TRA Party Representatives, mutatis mutandis.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable period.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

“Units” is defined in the Recitals.

“UTPR Taxes” means any Taxes imposed pursuant to any provision of non-U.S. Tax law implementing the “undertaxed payments rule” of the OECD’s Model Global Anti-Base Erosion Rules under Pillar Two.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(a) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have Taxable income sufficient to fully use the Tax Attributes (other than any such Tax Attributes that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Date), which shall be governed by clause (d) below) during such Taxable Year or future Taxable Years in which such deductions or other attributes would become available;

(b) the U.S. federal income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law;

(c) the Tax rate for U.S. state and local income Taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date;

(d) any net operating loss, disallowed interest expense, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) that constitute or that were generated by any Tax Attribute and available as of the Early Termination Date will be used by the Corporate Taxpayer ratably over a period beginning on the Early Termination Date and ending on the earlier of (i) five years following the Early Termination Date or (ii) the scheduled expiration date, if any, under applicable Tax law of such net operating losses, disallowed interest expense, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks); provided that if the Corporate Taxpayer is prevented from fully using any net operating loss, disallowed interest expense or credit carryover pursuant to Section 382 or Section 383 of the Code, the amount used for purposes of this provision shall not exceed the amount that would otherwise be utilized under Section 382 or Section 383 of the Code and the five year period described clause (d)(i) shall be proportionately increased to reflect such limit;

(e) any non-amortizable Reference Assets (other than equity interests in Subsidiaries that are treated as corporations for U.S. federal income Tax purposes) will be disposed of in a fully Taxable transaction on the fifteenth anniversary of the applicable Exchange or deemed exchange pursuant to clause (f) (in the case of Exchange Covered Tax Assets or Exchange Basis) or the IPO Date (in the case of IPO Basis or Reorganization Transferred Basis ) and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided that, in the event of a Change of Control that includes a Taxable sale of such Reference Asset (or the sale of all of the equity interests in a partnership or disregarded entity for U.S. federal income Tax purposes that directly or indirectly owns such Reference Asset), such non-amortizable Reference Asset shall be deemed disposed of at the time of the direct or indirect sale of the relevant Reference Asset in such Change of Control (if earlier than such fifteenth anniversary) for the applicable purchase price;

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

(f) if, on the Early Termination Date, the Exchange TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by the Exchange TRA Party if such Units had been Exchanged on the Early Termination Date, and the Exchange TRA Party shall be deemed to receive the amount of cash the Exchange TRA Party would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Date; and

(g) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are generally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or sub-clause in, this Agreement.

(iii) References in this Agreement to “dollars” or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the worth “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Attribute Schedule. Within one hundred and twenty (120) calendar days after the filing of the IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to the TRA Party Representative a schedule (the “Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement (a) the Pre-IPO Covered Tax Assets Attributable to each Reorganization TRA Party that are available for use by the Corporate Taxpayer with respect to such Taxable Year and the portion of the Pre-IPO Covered Tax Assets that are available for use by the Corporate Taxpayer in future Taxable Years with respect to each Reorganization TRA Party, (b) the Exchange Covered Tax Assets that are available for use by the Corporate Taxpayer with respect to such Taxable Year with respect to the Exchange TRA Party if it has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable) and the portion of the Exchange Covered Tax Assets that are available for use by the Corporate Taxpayer in future Taxable Years with respect to each Exchange, (c) the IPO Basis, Exchange Basis, and Reorganization Transferred Basis of the Reference Assets in respect of each TRA Party, as applicable, (d) the Non-Stepped Up Tax Basis of the Reference Assets in respect of each TRA Party, if any, (e) the period (or periods) over which the Reference Assets in respect of each TRA Party are amortizable and/or depreciable and (f) the period (or periods) over which the Reorganization Transferred Basis, the IPO Basis, the Exchange Basis, and each Basis Adjustment, as applicable, in respect of each TRA Party is amortizable and/or depreciable. The Attribute Schedule shall also list any limitations on the ability of the Corporate Taxpayer to utilize any Tax Attribute under applicable law (including as a result of the operation of Section 382 of the Code or Section 383 of the Code). All costs and expenses incurred in connection with the provision and preparation of the Attribute Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement shall be borne by OpCo.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the filing of the IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any relevant Taxable Year, the Corporate Taxpayer shall provide to the TRA Party Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit or a Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

(b) Applicable Principles.

(i) General. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with a “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to Reorganization Transferred Basis or Pre-IPO Covered Tax Assets will be treated as non-qualifying property or money for purposes of Sections 351 of the Code received in the Reorganization, (B) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the IPO Basis (including Basis Adjustments resulting from Tax Benefit Payments attributable to the IPO Basis) Attributable to the Reorganization TRA Party will be treated as non-qualifying property or money for purposes of Sections 351 of the Code received in the Reorganization, (C) each Exchange shall give rise to Basis Adjustments, (D) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Exchange Basis or Basis Adjustments (other than Basis Adjustments resulting from Tax Benefit Payments attributable to the IPO Basis) will be treated as subsequent upward purchase price adjustments with respect to the Units exchanged in the applicable Exchange that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (E) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the IPO Basis (including Basis Adjustments resulting from Tax Benefit Payments attributable to the IPO Basis) Attributable to the Exchange TRA Party will be treated as subsequent upward purchase price adjustments with respect to the Threshold Exchange Units that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (F) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest, and (G) as a result, any additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

(ii) Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in Section 2.2(b)(i) shall not be required to apply to payments hereunder to the Exchange TRA Party in respect of a Section 734(b) Exchange by the Exchange TRA Party. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) if the Exchange TRA Party has made a Section 734(b) Exchange, it shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the Exchange TRA Party shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this Agreement, such Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in (B) in the previous sentence shall be reported and treated as Exchange Basis for purposes of this Agreement.

(iii) Applicable Principles for Exchange Basis and Reorganization Transferred Basis. For the avoidance of doubt, the Realized Tax Benefit (or the Realized Tax Detriment) attributable to the Exchange Basis or Reorganization Transferred Basis is intended to represent the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax deductions resulting from the Tax basis of the Reference Assets measured at the time of the IPO in excess of Tax deductions resulting from the IPO Basis. Any Tax Benefit Payments attributable to the Exchange Basis or Reorganization Transferred Basis are intended to be Attributable to, and allocated and paid to, the relevant TRA Parties based on the Previously Taxed Capital delivered by such TRA Party in the applicable Exchange or in the Reorganization.

(iv) Applicable Principles for Pillar Two Implementation. To the extent that any Tax Attributes increase UTPR Taxes, but only to the extent that the UTPR Taxes reduce the Realized Tax Benefit (or increase the Realized Tax Detriment), the TRA Parties agree that the Corporate Taxpayer and OpCo may, in consultation with the TRA Representative, make reasonable assumptions and estimates consistent with the purpose of this Section 2.2(b)(iv) to reduce administrative burdens on the Corporate Taxpayer and OpCo when computing the effects of any UTPR Taxes on the Hypothetical Tax Liability; provided, however, that the Corporate Taxpayer shall disclose any such assumptions or estimates in the Tax Benefit Schedule, and such assumptions and estimate shall be subject to the procedures set forth in Section 2.3.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (i) deliver to the TRA Party Representative supporting schedules, valuation reports (if any) and work papers, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow the TRA Party

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the TRA Party Representative received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. The Corporate Taxpayer and the TRA Party Representative shall attempt to resolve the issues raised in the Objection Notice in good faith, and if the Corporate Taxpayer and the TRA Party Representative are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the TRA Party Representative within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay or cause to be paid to each TRA Party the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such relevant TRA Party. Each such Tax Benefit Payment shall

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (i) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments, and (ii) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to the Exchange TRA Party, if the Exchange TRA Party notifies the Corporate Taxpayer in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to the Exchange TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” in respect of a TRA Party shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer from the reduction in actual Tax liability as a result of the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient Taxable income to fully utilize available deductions and other attributes, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among the TRA Parties in proportion to the respective amounts of Tax Benefit Payments that would have been paid to each TRA Party under this Agreement if the Corporate Taxpayer had sufficient Taxable income so that there were no such limitation; provided that, for the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Tax Benefit Payments payable under this Agreement with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

shall be taken into account. Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Tax Attributes described in such Attribute Schedule that are attributable to a TRA Party being adjusted to reflect payments received in respect of such Tax Attributes (the intention of the parties being to avoid duplicative payments and maintain records sufficient to allow the Corporate Taxpayer to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then the Corporate Taxpayer and the TRA Parties agree that (i) the Corporate Taxpayer shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by the Corporate Taxpayer and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the full payment of the Early Termination Payment to all TRA Parties as set forth in Section 4.3(a); provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon full payment of the Early Termination Payment by the Corporate Taxpayer to all TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment rights or obligations under this Agreement. If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (ii) (A) shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up,

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.1(b). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the TRA Party Representative shall be entitled to elect on behalf of all TRA Parties for such TRA Parties to receive the amounts referred to in this Section 4.1(b) or to seek specific performance of the terms under this Agreement. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment despite using commercially reasonable efforts to obtain funds to make such payment; provided that (i) the interest provisions of Section 5.2 shall apply to such late payment and (ii) solely with respect to a Tax Benefit Payment, if the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreements to which OpCo or any of its Subsidiaries is a party, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

(c) In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.1(c).

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1(a) above, the Corporate Taxpayer shall deliver to the TRA Party Representative notice of such intention to exercise such right (“Early Termination Notice”). In addition, if the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1(a) above, or the obligations under this Agreement are accelerated under Section 4.1(b) or Section 4.1(c) above, the Corporate Taxpayer shall deliver to the TRA Party Representative a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment due to each TRA Party. Such Early Termination Schedule shall become final and binding on all parties consistent with the procedures described in Section 2.3(a).

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Section 4.3 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1(a), within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) The “Early Termination Payment” in respect of a TRA Party shall equal, without duplication, (i) the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied, plus (ii) any Tax Benefit Payment due and payable with respect to such TRA Party that is unpaid as of the date of the Early Termination Notice, plus (iii) any Tax Benefit Payment not yet due and payable with respect to such TRA Party for a Taxable Year ending prior to the date of the Early Termination Notice, plus (iv) any interest accruing on the amounts described in clauses (i) through (iii) (which shall include interest accruing on the amount described in clause (i) from the date of the Early Termination Notice). For the avoidance of doubt, no TRA Party shall be required to return any portion of any previously received Early Termination Payment in the event of a later determination occurring after the date on which such Early Termination Payment was made.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Payments under any tax receivable agreement (or similar agreement) entered into by the Corporate Taxpayer, OpCo or their Subsidiaries after the date hereof shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made for so long as the Corporate Taxpayer has any unpaid obligation pursuant this Agreement.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.1(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein or in the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit, which information and other input the Corporate Taxpayer and OpCo, as applicable, shall consider in good faith.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the Corporate Taxpayer, OpCo and the TRA Parties shall (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or defending any audit, examination or controversy with any Taxing Authority, (b) make itself reasonably available to the other parties and their respective representatives to provide explanations of documents and material and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each TRA Party for any reasonable third-party costs and expenses incurred by such TRA Party pursuant to this Section 6.3 at the request of the Corporate Taxpayer or OpCo. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with (i) its Tax or financial reporting or (ii) the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information (including projections of Taxable income and Tax Benefit Payments) or executing any documentation.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Legence Corp.

1601 Las Plumas Ave.

San Jose, CA 95133

Attention: Chief Executive Officer

Email: jeff.sprau@wearelegence.com

With a required copy to:

Blackstone Management Partners L.L.C.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Bilal Khan; Mitchell Nimocks

Email: bilal.khan@blackstone.com; mitchell.nimocks@blackstone.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Rhett A. Van Syoc, P.C.; Kyle M. Watson,

P.C. Matthew R. Pacey, P.C.,

Michael W. Rigdon, P.C.

Email: rhett.vansyoc@kirkland.com; kyle.watson@kirkland.com;

matt.pacey@kirkland.com; michael.rigdon@kirkland.com

If to the TRA Party Representative:

Legence Parent LLC

1601 Las Plumas Ave.

San Jose, CA 95133

Attention: Chief Executive Officer

Email: jeff.sprau@wearelegence.com

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

With a required copy to:

Blackstone Management Partners L.L.C.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Bilal Khan; Mitchell Nimocks

Email: bilal.khan@blackstone.com; mitchell.nimocks@blackstone.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Rhett A. Van Syoc, P.C.; Kyle M. Watson, P.C. Matthew R. Pacey,

P.C., Michael W. Rigdon, P.C.

Email: rhett.vansyoc@kirkland.com; kyle.watson@kirkland.com;

matt.pacey@kirkland.com; michael.rigdon@kirkland.com

Any party may change its address or email by giving the other party written notice of its new address or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may, with the written consent of the TRA Party Representative, assign any or all of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a) of this Section 7.8, the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to a Schedule (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner, principal or senior employee in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to a Schedule or an amendment thereto within (15) calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (a) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (b) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law. The Corporate Taxpayer will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of the group as a whole.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

(b) If the Corporate Taxpayer or any member of a group described in Section 7.11(a) transfers (or is deemed to transfer) one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. income Tax purposes) other than a member of a group described in Section 7.11(a) (or if any entity that holds Reference Assets transfers any Reference Asset to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) other than a member of a group described in Section 7.11(a)), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully Taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Assets plus the amount of any debt to which such Reference Assets is subject. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. If any member of a group described in Section 7.11(a) that directly or indirectly owns any equity interests in OpCo ceases to be a member of such group (or the Corporate Taxpayer deconsolidates for U.S. federal income Tax purposes from that group), then, except as otherwise agreed by the TRA Party Representative, such deconsolidated members of the group shall be treated prior to deconsolidation as having disposed of their directly or indirectly held equity of OpCo in a fully Taxable transaction for consideration calculated in a manner consistent with the provisions of the preceding sentences. Notwithstanding anything to contrary set forth herein, if the Corporate Taxpayer, its successor in interest or any member of a group described in Section 7.11(a) transfers its assets pursuant to a transaction described in Section 351 of the Code, pursuant to a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) pursuant to this Section 7.11(b) so long as the relevant successor is bound by the provisions of this Agreement.

(c) If OpCo transfers (or is deemed to transfer for U.S. income Tax purposes) any Reference Assets to a transferee that is treated as a corporation for U.S. income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates (including as a result of public reporting obligations), becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) any information to the extent necessary to permit any TRA Party affiliated with or otherwise controlled by Blackstone Inc. to sell or otherwise transfer all or a portion its rights, titles and interests in this Agreement to one or more transferees and (iii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, the Exchange TRA Party reasonably believes that the existence of this Agreement could have material adverse Tax consequences to the Exchange TRA Party or any direct or indirect owner of the Exchange TRA Party, then at the written election of the Exchange TRA Party at its sole discretion and to the extent specified therein, this Agreement (a) shall cease to have further effect with respect to the Exchange TRA Party, (b) shall not apply to an Exchange by the Exchange TRA Party occurring after a date specified by the Exchange TRA Party or (c) shall otherwise be amended in a manner determined by the Exchange TRA Party; provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Section 7.14 Tax Elections. The Corporate Taxpayer will ensure that, on and after the date hereof and continuing through the term of this Agreement, OpCo and each of its direct and indirect subsidiaries that it controls and that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code.

Section 7.15 TRA Party Representative.

(a) By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (a) execution of the documents and certificates required pursuant to this Agreement; (b) except to the extent specifically provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (c) administration of the provisions of this Agreement; (d) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (e) amending this Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this Agreement; (f) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (g) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (h) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The TRA Party Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer. All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon invoice and reasonable support therefor by the TRA Party Representative. To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, OpCo or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to OpCo or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the TRA Parties or in furtherance of the interests of the TRA Parties in good faith in reliance upon and in accordance with the advice of such

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to OpCo, the Corporate Taxpayer or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) If, pursuant to this Agreement, more than one Person is designated as a TRA Party Representative pursuant to this Agreement, any elections shall be jointly made by the TRA Party Representatives (upon the agreement of the TRA Party Representatives representing more than 50% of the TRA Parties in accordance with their right to receive Early Termination Payments hereunder).

[The remainder of this page is intentionally blank.]

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER

LEGENCE CORP.

By:
Name:
Title:

TRA PARTIES

LEGENCE PARENT LLC

By:
Name:
Title:

LEGENCE INVESTMENT LLC

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

ANNEX A

BLOCKER ENTITIES

•	BEP 3 Therma Feeder (CYM) L.P.

•	BEP 3 Therma Feeder L.L.C.

•	BCP 8 Therma Upper Feeder (CYM) L.P.

•	BCP 8 Therma Upper Feeder L.L.C.

Annex A

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT A

FORM OF JOINDER TO THE TAX RECEIVABLE AGREEMENT

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is entered into by and between, _______________, a _______________ (“Permitted Transferee”), _______________, a _______________ (“Transferor”), and delivered to Legence Corp., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”).

WHEREAS, on _______________, Transferor shall transfer to Permitted Transferee, and Permitted Transferee shall acquire, ____ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHERAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder to the Corporate Taxpayer pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of _______________, 2025, between the Corporate Taxpayer and each of the TRA Parties that are from time to time a party thereto (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by Transferor and Permitted Transferee, Transferor hereby transfers and assigns absolutely to Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

[The remainder of this page is intentionally blank.]

Exhibit A

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, the Transferor and Permitted Transferee have duly executed this Joinder as of the date first written above.

TRANSFEROR

[_______________]

By:
Name:
Title:

PERMITTED TRANSFEREE

[_______________]

By:
Name:
Title:

Exhibit A